Draft November 2, 1999 - 11:34 AM
                                                                       D R A F T

                         [SASM&F (Illinois) letterhead]


                                                  ________________, 1999


Pioneer High Yield Fund
60 State Street
Boston, Massachusetts  02109

Third Avenue Trust,
  (on behalf of Third Avenue High Yield Fund)
767 Third Avenue
New York, New York  10017

Ladies and Gentlemen:

     We have acted as special United States federal income tax counsel to EQSF Advisers, Inc. ("EQSF"), a New York corporation, in connection with the contemplated reorganization (the "Reorganization") of Third Avenue High Yield Fund (the "Old Fund"), a series of Third Avenue Trust, a Delaware business trust ("Third Avenue Trust"), and Pioneer High Yield Fund, a Delaware business trust (the "New Fund"). The Reorganization will occur in accordance with the terms and conditions set forth in the Agreement and Plan of Reorganization (the "Agreement"), dated as of , 1999, among the New Fund and Third Avenue Trust on behalf of the Old Fund. You have requested our opinion regarding whether the Reorganization will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

     In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Proxy Statement of Third Avenue High Yield Fund/Prospectus for Class A Shares of Pioneer High Yield Fund


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Pioneer High Yield Fund
Third Avenue Trust
__________, 1999
Page 2


(the "Proxy/Prospectus Statement"), the Agreement and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Reorganization will be consummated in accordance with the Agreement, the Proxy/Prospectus Statement and such other documents, certificates and records and that statements as to factual matters contained in the Proxy/Prospectus Statement are true, correct and complete and will continue to be true, correct and complete through the effective time of the Reorganization. In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Old Fund, the New Fund and Pioneer Investment Management, Inc., a Delaware corporation and investment adviser to the New Fund, and, with your permission, have assumed that such statements and representations will continue to be true, correct and complete through the effective time of the Reorganization without regard to any qualification as to knowledge and belief.


     For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.


     In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect our conclusions.


     On the basis of and subject to the foregoing, we are of the opinion that for United States federal income tax purposes the Reorganization will be treated as a "reorganization" qualifying under the provisions of Section 368(a)(1)(F) of the Code and that the New Fund and the Old Fund will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

     We express no opinion as to the United States federal income tax consequences other than as set forth above or as to any state, local or foreign tax consequences. We hereby consent to the reference to us in the section captioned "Certain Federal Income Tax Consequences" in the Proxy Statement. In giving this consent, we do not admit that we come within the category of persons whose consent


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Pioneer High Yield Fund
Third Avenue Trust
__________, 1999
Page 3


is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated or assumed herein or any subsequent changes in applicable law.

                                                  Very truly yours,